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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 5)*



                                  NESCO, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)



                                  640825 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)

     [ ]    Rule 13d-1(c)

     [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G
===============================================================================


  CUSIP NO. 640825 10 5                                 PAGE 2 OF 5 PAGES
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        Albert A. McCutchan
        ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            125,041

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          112,027
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             125,041

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          112,027
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        237,068
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        2.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        IN
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     -------------------------------------
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                                 SCHEDULE 13G

        CUSIP NO. 640825 10 5                                PAGE 3 OF 5 PAGES

ITEM 1

     (a)  Name of Issuer:
          NESCO, Inc., formerly named National Environmental Service Co.

     (b)  Address of Issuer's Principal Executive Offices:
          12331 East 60/th/ Street,
          Tulsa, Oklahoma  74146


ITEM 2

     (a)  Name of Person Filing: Albert A. McCutchan


     (b)  Address of Principal Business Office:
          12331 East 60/th/ Street
          Tulsa, Oklahoma 74136


     (c)  Citizenship: United States of America


     (d)  Title of Class of Securities: Common Stock


     (e)  CUSIP No.:   640825 10 5


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: N/A

     (a)  [  ]  Broker or dealer registered under Section 15 of the Act (15
                U.S.C. 78o);
     (b)  [  ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
     (c)  [  ]  Insurance company as defined in section 3(a)(19) of the Act (15
                U.S.C. 78c);
     (d)  [  ]  Investment company registered under section 8 of the Investment
                Company Act of 1940 (15 U.S.C. 80a-8);
     (e)  [  ]  An investment advisor in accordance with (S)240.13d-
                1(b)(1)(ii)(E);
     (f)  [  ]  An employee benefit plan or endowment fund in accordance with
                (S)240.13d-1(b)(1)(ii)(F);
     (g)  [  ]  A parent holding company or control person in accordance with
                (S)240.13d-1(b)(1)(ii)(G);
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                                 SCHEDULE 13G

        CUSIP NO. 640825 10 5                                PAGE 4 OF 5 PAGES

     (h)  [  ]  A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C.1813);
     (i)  [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
     (j)  [  ]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).


ITEM 4    OWNERSHIP:

     (a)  Amount Beneficially Owned:   237,068

     (b)  Percent of Class: 2.5% at 12/31/99

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or direct the vote: 125,041
          (ii)  shared power to vote or direct the vote: 112,027
          (iii) sole power to dispose or to direct the disposition of:
                125,041
          (iv)  shared power to dispose or to direct the disposition of: 112,027


ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:    112,027 shares of the Common Stock included in this report are held by Mr. McCutchan's spouse.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          N/A

ITEM 9    NOTICE OF DISSOLUTION OF A GROUP:   N/A

ITEM 10   CERTIFICATION:   N/A

                      *   *   *  *   *   *  *  *  *  *  *
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                                 SCHEDULE 13G

        CUSIP NO. 640825 10 5                                PAGE 5 OF 5 PAGES


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated: January 18, 2000



                                        /s/ ALBERT A. MCCUTCHAN
                                        -----------------------------
                                         Albert A. McCutchan


     Attention:     Intentional misstatements or omissions of fact constitute
                    Federal criminal violations (See 18 U.S.C. 10001)